UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

CoreSite Realty Corporation
(Exact name of registrant as specified in its charter)

Maryland	00134877	27-1925611
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 800 Denver, Colorado	80265
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 777-2673

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2011, CoreSite, L.P. (the “Operating Partnership”), the operating partnership of CoreSite Realty Corporation (the “Company”), and certain subsidiary co-borrowers entered into an amended and restated senior secured revolving credit facility (the “Amended and Restated Credit Agreement”) with a group of lenders for which KeyBank National Association acts as the administrative agent. The Amended and Restated Credit Agreement amends the Operating Partnership’s senior secured revolving credit facility, dated September 28, 2010 (the “Prior Facility”), and is unconditionally guaranteed on a senior unsecured basis by the Company. The Operating Partnership acts as the parent borrower, and its subsidiaries that own the real estate properties, known as 1656 McCarthy, 70 Innerbelt, 2901 Coronado and 900 N. Alameda, are co-borrowers under the Amended and Restated Credit Agreement, with borrowings under the facility secured by a lien on such real estate properties on a senior secured basis. In addition, the obligations of each of the Operating Partnership and the co-borrowers under the Amended and Restated Credit Agreement are joint and several.

The Amended and Restated Credit Agreement increases the commitment from the Prior Facility of $110.0 million to $225.0 million, and extends the initial maturity date of the Prior Facility from September 28, 2013 to December 15, 2014, with a one-time extension option, which, if exercised, would extend the maturity date to December 15, 2015. The exercise of the extension option is subject to the payment of an extension fee equal to 25 basis points of the total commitment under the Amended and Restated Credit Agreement at initial maturity and certain other customary conditions. As of September 30, 2011, and to date, no borrowings have been made under the Prior Facility.

Under the Amended and Restated Credit Agreement, the Operating Partnership may elect to have borrowings bear interest at a rate per annum, amended from the Prior Facility, equal to (i) LIBOR plus 225 basis points to 300 basis points, or (ii) a base rate plus 125 basis points to 200 basis points, each depending on the Operating Partnership’s leverage ratio. The Amended and Restated Credit Agreement also contains an accordion feature, which was amended from the Prior Facility to allow the Operating Partnership to increase the total commitment by $175.0 million, to $400.0 million, under specified circumstances. In addition, the Amended and Restated Credit Agreement amends the Prior Facility to allow the Operating Partnership, under certain specified circumstances, to borrow in an alternative currency up to a $40.0 million equivalent and to pre-approve an additional mortgaged property.

The total amount available for borrowings under the Amended and Restated Credit Agreement will be subject to the lesser of a percentage of the appraised value of the Operating Partnership’s properties that form the designated borrowing base properties of the facility, a minimum borrowing base debt service coverage ratio and a minimum borrowing base debt yield. The Operating Partnership’s ability to borrow under the Amended and Restated Credit Agreement is subject to ongoing compliance with customary restrictive covenants, which include, among others, a maximum leverage ratio (defined as consolidated total indebtedness to total gross asset value) of 60%, which ratio was increased from 55% under the Prior Facility.

A copy of the Amended and Restated Credit Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement. A copy of the Company’s press release dated December 15, 2011, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Amended and Restated Credit Agreement, among CoreSite, L.P., as parent borrower, CoreSite Real Estate 70 Innerbelt, L.L.C., CoreSite Real Estate 900 N. Alameda, L.L.C., CoreSite Real Estate 2901 Coronado, L.L.C. and CoreSite Real Estate 1656 McCarthy, L.L.C., as subsidiary borrowers, Keybank National Association, the other lenders party thereto and other lenders that may become parties thereto, Keybank National Association, as agent, and Keybanc Capital Markets and RBC Capital Markets Corporation, as joint lead arrangers and joint book managers, dated as of December 15, 2011.

99.1	Press Release dated December 15, 2011, regarding Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2011

CORESITE REALTY CORPORATION

By:	/s/ Jeffrey S. Finnin
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer